Exhibit 99.1

NEWS

INVESTOR CONTACTS:	FOR IMMEDIATE RELEASE

Rick Frier

Executive Vice President and Chief Financial Officer

(727) 579-5147

Joanne Freiberger

Vice President, Finance

(727) 579-5116

MEDIA CONTACT:

Nicole Andriso

Director, Public Relations

(727) 563-5822

Catalina Marketing Reports Financial Results for its Quarter Ended September 30, 2006

ST. PETERSBURG, FL, October 26, 2006 – Catalina Marketing Corporation (NYSE: POS) today reported financial results for its quarter ended September 30, 2006.

For the three months ended September 30, 2006, consolidated revenues were $112.6 million, a 9.6% increase over revenues of $102.8 million in the same period of the prior year. Consolidated net income, which reflected increased spending associated with the color printer and channel expansion initiatives in the current year quarter, was $15.2 million, or $0.33 per diluted shared, compared with net income of $19.7 million, or $0.40 per diluted share, in the same quarter of the prior year. Results for the three months ended September 30, 2006 included stock-based compensation expense of $2.9 million, net of related income taxes, as the result of the company’s adoption of SFAS No. 123R, Share-Based Payment, effective April 1, 2006. Excluding the impact of stock-based compensation expense under the fair value method, net income for the quarter ended September 30, 2006 would have been $18.2 million, or $0.39 per diluted share.

For the six-month period ended September 30, 2006, consolidated revenues were $217.7 million, an increase of 11.9% over revenues of $194.6 million in the comparable six month period of the prior year. Consolidated net income, which reflected increased spending associated with the color printer and channel expansion initiatives in the current year period, was $29.2 million, or $0.63 per diluted share, compared with net income of $33.4 million, or $0.67 per diluted share, in the prior year period. Results for the six months ended September 30, 2006 included stock-based compensation expense of $5.3 million, net of related income taxes. Excluding the impact of stock based compensation, net income for the six months ended September 30, 2006 would have been $34.5 million, or $0.74 per diluted share.

“On a consolidated basis we had solid revenue growth of nearly 10% for the quarter,” executive vice president and chief financial officer, Rick Frier, commented. “Catalina Marketing International and Catalina Marketing Services led the way with 24.0% and 8.5% growth, respectively. Catalina Health Resource had a strong quarter, its second highest revenue producing quarter ever, even without the opportunistic spending by certain of our manufacturer clients that we benefited from in the comparable prior year quarter.”

Frier continued, “We are excited about the progress we have made on the color printer initiative and the feedback that we have received from manufacturers, retailers and consumers. We have completed the installation of color printers in approximately half of the planned grocery store installations across our domestic network. We began to see the impact of this investment in consolidated results during the current quarter, as year-to-date operating margins, excluding the impact of stock-based compensation expense, declined approximately 200 basis points compared with the same period in the prior fiscal year. Consistent with information we previously provided, on a full fiscal year basis we expect operating margins to decrease by three to four percentage points on a consolidated basis and five to seven percentage points on the CMS segment as compared with the twelve months ended March 31, 2006. The investment that we are making on both the balance sheet and income statement is significant, but will provide the foundation for long-term revenue and profit growth.”

Segment Results:

	Three Months Ended September 30,
	2006 (GAAP)	FAS 123R Expense	2006 (Pro forma)(1)	2005	% Change
	(in thousands)
Revenues
CMS	$65,796	$—	$65,796	$60,618	8.5%
CHR	22,898	—	22,898	22,880	0.1%
CMI	23,886	—	23,886	19,256	24.0%
Corporate and eliminations	—	—	—	2	-100.0%

Total Revenues	$112,580	$—	$112,580	$102,756	9.6%

Income (Loss) from Operations
CMS	$25,450	$873	$26,323	$26,969	-2.4%
CHR	7,320	322	7,642	8,335	-8.3%
CMI	6,504	703	7,207	5,682	26.8%
Corporate	(14,143)	2,021	(12,122)	(8,892)	-36.3%

Total Income from Operations	$25,131	$3,919	$29,050	$32,094	-9.5%

	Six Months Ended September 30,
	2006 (GAAP)	FAS 123R Expense	2006 (Pro forma)(1)	2005	% Change
	(in thousands)
Revenues
CMS	$128,023	$—	$128,023	$118,307	8.2%
CHR	44,824	—	$44,824	41,410	8.2%
CMI	44,900	—	$44,900	34,884	28.7%
Corporate and eliminations	—	—	$—	9	-100.0%

Total Revenues	$217,747	$—	$217,747	$194,610	11.9%

Income (Loss) from Operations
CMS	$50,352	$1,656	$52,008	$51,836	0.3%
CHR	13,668	611	$14,279	13,056	9.4%
CMI	12,441	703	$13,144	8,450	55.6%
Corporate	(27,401)	3,832	$(23,569)	(19,384)	-21.6%

Total Income from Operations	$49,060	$6,802	$55,862	$53,958	3.5%

(1)	The non-GAAP pro forma results are a supplement to the financial data based on generally accepted accounting principles (GAAP). These non-GAAP pro forma amounts exclude the expense for stock-based compensation recognized under the provisions of SFAS No. 123R, Share-Based Payment. The Company believes this presentation provides useful information to investors because it assists investors in better understanding the company’s operations for the current fiscal year compared to the prior comparable quarters as there was no comparable expense under then existing accounting requirements for the fiscal year ended March 31, 2006. It should be emphasized, however, that these measurements are not a substitution for GAAP-based financial statements.

Share Repurchase Authorization

During the quarter and six months ended September 30, 2006, the company repurchased 287,751 shares of its common stock for a total of $8.0 million, at an average price of $27.74 per share. As of September 30, 2006, the company had authority to repurchase an additional $133.5 million of common stock under authorization of the Board of Directors.

Amended Credit Facility Agreement

On October 24, 2006, the company entered into a five-year $175 million multicurrency revolving credit facility. This facility has a feature that allows the company, subject to certain conditions, to increase the revolving credit line up to $275 million. The facility is unsecured and may be used for general corporate purposes, which include, but are not limited to, refinancing existing debt, share repurchases and capital expenditures. The sole lead arranger for the facility is J.P. Morgan Securities Inc., with JPMorgan Chase, National Association as administrative agent. This refinancing replaced the company’s $125 million revolving credit facility.

Webcast and Investor Conference Scheduled

The company will host a webcast on Thursday, October 26, 2006 at 10:00 a.m. EDT to discuss its financial results for its quarter ended September 30, 2006. The webcast may be accessed at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=72727&eventID=1395206 and will be available for replay from Thursday, October 26, 2006 through Monday, November 27, 2006.

Catalina Marketing Corporation

Selected Operating Data

(In thousands except per share data)

	Three Months Ended September 30,
	2006 (GAAP)	FAS 123R Expense	2006 (Pro forma)(1)	2005

Revenues	$112,580	$—	$112,580	$102,756

Direct operating expenses	37,532	(577)	36,955	32,318
Selling, general and administrative	40,625	(3,342)	37,283	29,622
Depreciation and amortization	9,292	—	9,292	8,722

Total costs and expenses	87,449	(3,919)	83,530	70,662

Income from operations	25,131	3,919	29,050	32,094

Other income (expense)	275	—	275	(242)

Provision for income taxes	10,172	982	11,154	12,104

Net Income	$15,234	$2,937	$18,171	$19,748

Earnings per share—basic	$0.33	$0.06	$0.39	$0.41
Earnings per share—diluted	$0.33	$0.06	$0.39	$0.40

Weighted average shares outstanding—basic	46,345	46,345	46,345	48,709
Weighted average shares outstanding—diluted	46,865	46,865	46,865	48,996

	Six Months Ended September 30,
	2006 (GAAP)	FAS 123R Expense	2006 (Pro forma)(1)	2005

Revenues	$217,747	$—	$217,747	$194,610

Direct operating expenses	72,019	(998)	71,021	63,002
Selling, general and administrative	78,570	(5,804)	72,766	59,423
Depreciation and amortization	18,098	—	18,098	18,227

Total costs and expenses	168,687	(6,802)	161,885	140,652

Income from operations	49,060	6,802	55,862	53,958

Other income (expense)	152	—	152	(69)

Provision for income taxes	19,980	1,530	21,510	20,478

Net Income	29,232	5,272	34,504	33,411

Earnings per share—basic	$0.63	$0.11	$0.74	$0.67
Earnings per share—diluted	$0.63	$0.11	$0.74	$0.67

Weighted average shares outstanding—basic	46,307	46,307	46,307	49,625
Weighted average shares outstanding—diluted	46,738	46,738	46,738	49,927

(1)	The non-GAAP pro forma results are a supplement to the financial data based on generally accepted accounting principles (GAAP). These non-GAAP pro forma amounts exclude the expense for stock-based compensation recognized under the provisions of SFAS No. 123R, Share-Based Payment. The Company believes this presentation provides useful information to investors because it assists investors in better understanding the company’s operations for the current fiscal year compared to the prior comparable quarters as there was no comparable expense under then existing accounting requirements for the fiscal year ended March 31, 2006. It should be emphasized, however, that these measurements are not a substitution for GAAP-based financial statements.

Catalina Marketing Corporation

Selected Other Data

(in thousands, except store data)

	September 30, 2006	September 30, 2005
Selected Balance Sheet and Cash Flow Data:

Cash	$32,225	$22,731

Debt	111,564	34,779

Stockholders' Equity	164,655	146,442

Cash Flows from Operating Activities—QTD / YTD	30,943 / 34,806	17,575 / 31,762

Capital Expenditures—QTD / YTD	50,011 / 64,272	16,110 / 24,594

Net Borrowings/(Payments) on LT Debt—QTD / YTD	41,859 / 48,684	2,928 / (27,194)

Repurchase of Common Stock—QTD / YTD	7,990 / 7,990	28,281 / 70,113

Cash Dividends Paid—QTD / YTD	13,901 / 13,901	- / -

Catalina Marketing Services:

Number of Stores	21,879	16,693

Net Stores Installed (Deinstalled)—QTD / YTD	6 / 831	(888) / (916)

Promotions Printed (in millions)—QTD / YTD	822 / 1,611	744 / 1,457

Weekly Shopper Reach at Quarter End (in millions)	242	211

Catalina Health Resource:

Number of Stores	13,000	12,404

Net Stores Installed—QTD / YTD	173 / 220	(47) / (19)

Catalina Marketing International:

Number of Stores	7,844	6,699

Net Stores Installed—QTD / YTD	330 / 528	696 / 792

Promotions Printed (in millions)—QTD / YTD	420 / 811	279 / 488

Weekly Shopper Reach at Quarter End (in millions)	86	72

About Catalina Marketing Corporation

Based in St. Petersburg, FL, Catalina Marketing Corporation (www.catalinamarketing.com) was founded over 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct-to-patient information. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or provided to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward-looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, potential complications, hardware and software issues and delays related to the schedule, installation and operation of color printers, the effectiveness of color printers to increase sales and redemption rates or provide a more effective advertising medium, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers and retailers, government and regulatory statutes, rules, regulations and policies, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network including as it relates to the installation of color printers in existing and future retail channels, the acceptance by the company’s manufacturer clients and retailers of color printers and related new and additional terms and conditions, the success of new services and businesses and the pace of their implementation, the company’s ability to maintain favorable client and retailer relationships, and the outcome and impact of the pending shareholder class action and derivative lawsuits.

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